exhibit 10.1

Certain identified information has been excluded from the exhibit as such information would likely cause competitive harm to the registrant if publicly disclosed. Such exclusions have been marked with a [****].

SALE AND PURCHASE AGREEMENT PROJECT POINTS EXECUTION COPY

CONTENTS

1.Definitions and Interpretation3

2.Sale and Purchase of the Shares3

3.Purchase Price4

4.Pre-Completion Covenants4

5.Conditions Precedent9

6.Completion13

7.Post-Completion Covenants15

8.Due Diligence Review17

9.Seller's Warranties17

10.Purchaser's Warranties18

11.Authorisation18

12.Confidentiality18

13.Miscellaneous19

14.Governing Law and Dispute Settlement22

Schedule 1    Definitions and interpretation24

Schedule 2    Corporate structure30

Schedule 3    Term Sheet33

Schedule 4    Bread and Lenders' Consents34

Schedule 5    Bridge Loan Documents35

Schedule 6    D&O Changes36

Schedule 7    Form of Seller’s and Seller’s Parent’s Closing Statement37

Schedule 8    Seller's Warranties40

Schedule 9    Purchaser's warranties42

Schedule 10  Public Announcements43

Schedule 11  Data Room 44

THIS SALE AND PURCHASE AGREEMENT (THE "aGREEMENT") IS MADE ON 1 MarcH 2023 BY AND BETWEEN:

I.	LVI LUX FINANCING S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 11-13 boulevard de la Foire, L-1528 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B181593 (the "Seller"); and
II.	OPPORTUNITY PARTNERS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in 's-Hertogenbosch, the Netherlands, having its place of business at Deutersestraat 37, 5266 AW Cromvoirt, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 66500427, (the "Purchaser");

the Seller and the Purchaser, are hereafter collectively referred to as the "Parties" and each individually, a "Party".

RECITALS:

A.	The Seller is the legal and beneficial owner of all issued and outstanding shares (the "Shares") in the capital of APOLLO HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, having its registered place of business at Koningsweg 101, 5211 BH 's-Hertogenbosch, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 59143215 (the "Company").
B.	The Company, directly or indirectly, is the sole legal and beneficial owner of all issued and outstanding shares in the capital of the subsidiaries as set out in the corporate chart attached as Schedule 2 (Corporate structure) (the ''Subsidiaries'', and together with the Company, the ''Group'' and the ''Group Companies'', and each individually, a ''Group Company'').
C.	The Group is active in the development, implementation and evaluation of tailor-made loyalty concepts and campaigns for high frequency retailers mostly in the supermarket industry and trading for retail- and production companies that deliver to this industry (the ''Business'').

D.	The Parties entered into that certain term sheet for share purchase agreement and bridge loan dated 13 February 2023 and attached hereto as Schedule 3 (Term Sheet) (the "Term Sheet"), providing for the key terms regarding (i) a transaction pursuant to which the Purchaser will purchase and acquire all Shares from the Seller, and the Seller will sell and transfer the Shares to the Purchaser (the "Transaction") and (ii) a revolving credit facility of EUR 25,000,000 (twenty-five million euros) provided by the Purchaser (or any of its Affiliates) to the Group as a bridge loan for purposes of funding the working capital needs of the Business in the period between the date of this Agreement and the Completion Date (the "Bridge Loan").
E.	Prior to or on the date of this Agreement each of (A) that certain Consent and Release Agreement by and between Bread Financial Holdings, Inc., the Purchaser and the Seller's Parent (the "Bread Consent") and (B) the Lenders' Consent (as defined below), were entered into, copies of which are attached hereto in Schedule 4 (Bread and Lenders' Consents).
F.	The Parties have reached agreement on the definitive terms and conditions under which they are willing to enter into the Transaction and therefore each of the Parties wishes to enter into this Agreement.
G.	Concurrently with the entering into of this Agreement, (i) the Purchaser as lender and Brand Loyalty International B.V. and Brand Loyalty Sourcing B.V. as borrowers, entered into the Bridge Loan agreement (the “Bridge Loan Agreement”) and (ii) the Purchaser, Brand Loyalty Sourcing B.V. and the Agent (as defined below) entered into the intercreditor agreement including inventory pledge securing the obligations of the borrowers under the Bridge Loan (the ''Bridge Loan Pledge''), both attached hereto in Schedule 5 (Bridge Loan Documents).
H.	The Parties have complied with the provisions of the Social and Economic Council Merger Regulation (SER-Fusiegedragsregels 2015).
I.	Except as explicitly set out otherwise in this Agreement, the Seller and the Purchaser have obtained all internal and external approvals and consents required for (i) the entering into and execution of this Agreement and (ii) consummation of the Transaction.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and Interpretation

In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the meanings specified or referred to in Paragraph 1 of Schedule 1 (Definitions and interpretation). The provisions of this Agreement shall be interpreted in accordance with Paragraph 2 of Schedule 1 (Definitions and interpretation), unless specifically provided otherwise in this Agreement.

2.	Sale and Purchase of the Shares
2.1.	Sale and purchase

Subject to the terms and conditions of this Agreement, the Seller hereby sells the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Seller.

2.2.	Transfer

Subject to the terms and conditions of this Agreement, the Seller shall transfer the Shares to the Purchaser, who shall accept such Shares, free from any and all Encumbrances, on the date on which the consummation of the Transaction in accordance with Clause 6 (“Completion") takes place (the “Completion Date"), by the execution of a customary notarial deed of transfer to be prepared by the Notary and negotiated between the Parties in good faith as soon as reasonably possible following the date of this Agreement (the "Deed of Transfer").

2.3.	Effective Time

Subject to Completion taking place, the sale and transfer of the Shares will have economic effect from 0.00 hours a.m. CET on the Completion Date (the "Effective Time") and, consequently, subject to the provisions of this Agreement, the benefit and risk of the Shares, together with the benefit and risk of the Group and the Business, will be for the account of the Purchaser as of the Effective Time.

2.4.	Purchaser's nomination right

The Purchaser shall be entitled to nominate at its own cost, by notice to the Seller delivered no later than three (3) Business Days prior to the Completion Date, an Affiliate of the Purchaser (the "Purchaser's Nominee"), to which all of the Shares will be transferred at Completion (instead of to the Purchaser itself), provided that such nomination shall not derogate from the Purchaser's obligations towards the Seller under this Agreement. In the event the Purchaser invokes its rights under this Clause 2.4 the relevant Clauses and provisions relating to the transfer of the Shares shall be deemed to read as such that the Purchaser's Nominee will be acquiring and accepting transfer of the Shares.

3.	Purchase Price
3.1.	Purchase Price
3.1.1.	The purchase price for the Shares (the "Purchase Price") will be USD 6,000,000 (six million US dollars).
3.1.2.	The consideration provided by the Purchaser to Seller pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Shares.
3.2.	Payment of the Purchase Price
3.2.1.	The Purchaser shall pay the amount of the Purchase Price to the Seller in cash at Completion in accordance with Clause 6.2 and without any deduction, set-off or suspension.
3.2.2.	Any payment made under this Agreement by or on behalf of the Seller to the Purchaser, or by the Purchaser to the Seller, shall be deemed to be an adjustment of the Purchase Price and shall be treated accordingly by the Parties in all relevant aspects, to the extent permitted by applicable Law.
4.	Pre-Completion Covenants
4.1.	General conduct

Between the date of this Agreement and the Completion Date (the “Interim Period"), the Seller shall use its reasonable best efforts to cause each Group Company to carry on its part of the Business as a going concern in the Ordinary Course of Business and in a manner most likely to preserve its value. During the Interim Period and to the extent permitted by Law (including in particular competition Law), the Seller shall immediately notify the Purchaser of any fact, matter, circumstance or event outside the Ordinary Course of Business which it should reasonably understand to be of material importance to the Purchaser as purchaser of the Shares.

4.2.	Consent matters
4.2.1.	Notwithstanding Clause 4.1, to protect the value of the Group Companies in the Interim Period, the Seller shall procure that, during the Interim Period and to the extent permitted by Law, including in particular competition Law, none of the Group Companies carries out any of the following actions without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or made conditional:
a.	acquiring or agreeing to acquire any share(s) or other equity interest, or make any capital contributions to or investments in any person other than any Group Company;

b.	repay, redeem or repurchase, or allow to be repaid, redeemed or repurchased, any share capital of any Group Company to a person other than a Group Company;
c.	sell, transfer, issue or otherwise dispose of any share(s) of any Group Company;
d.	give any guarantee, indemnity, or otherwise agree to secure an obligation of any person other than for the benefit of the Group;
e.	disposing of any material assets (including cash outside the Ordinary Course of Business, but excluding the disposal or transfer of cash to a member of the Seller’s Group other than any Group Company (whether in the Ordinary Course of Business or not)) or imposing any Encumbrance thereupon to or for the benefit of any person other than any Group Company; excluding Encumbrances currently existing under the Credit Agreement, the Bridge Loan Agreement and the Bridge Loan Pledge;
f.	entering into contracts or any similar binding obligation or commitment having a future liability in excess of EUR 1,000,000 (one million euros) in the aggregate;
g.	lend or borrow any money, other than under the Bridge Loan, in excess of EUR 500,000 (five hundred thousand euros);
h.	entering into, amending or terminating any Material Contracts;
i.	initiating or settling any litigation that is or could reasonably be expected to be material to the Business;
j.	hiring any employees for positions related to the Business that is out of the ordinary course of business;
k.	any dividend or any other distribution, whether by way of share redemption, repayment, or repurchase, share capital reduction, cancellation or otherwise, and any other payment in respect of any share capital, loan capital, bonds or other securities of any Group Company, in each case whether in cash, stock or in kind, declared, paid or made (whether actual or deemed) by any Group Company to any member of the Seller’s Group;
l.	any waiver, deferral, discount or release by any Group Company of any amount, obligation or liability owed to any Group Company by any member of the Seller’s Group or for the benefit of any member of the Seller’s Group, except pursuant to Clause 4.4;
m.	any indebtedness or liability (agreed to be) incurred, assumed or indemnified by any Group Company to any member of the Seller's Group;

n.	the borrowing of any monies by any member of the Seller’s Group from any Group Company;
o.	the acquisition or transfer by any Group Company from or to any member of the Seller's Group of any assets;
p.	any action or omittance that triggers or may trigger the enforcement by the relevant beneficiary of an Encumbrance granted by any Group Company; and
q.	the agreement or undertaking by any Group Company to do any of the matters set out in paragraphs a to p above.
4.2.2.	Any request for consent in connection with Clause 4.2.1 shall be made to the Purchaser by sending an email with a request for acknowledgment of receipt to [****] and [****]. A written response to a request for consent must be provided by reply email to the sender of the email as soon as reasonably practicable and in any event within two (2) Business Days after receipt of the relevant request and, in case of an objection, setting out in reasonable detail the reasons for its objections, which must relate to the Business.
4.2.3.	If such written response is not received within such period, consent will be deemed to have been given by the Purchaser to the Seller. In the event the Purchaser timely and duly notifies the Seller of its objection, the Parties will as soon as reasonably possible discuss the proposed action and the Purchaser’s objection with the objective of reaching agreement with regard to the action to be undertaken.
4.3.	Permitted Actions

The Seller shall not be in breach of any of Clause 4.1 or Clause 4.2 if and to the extent that the relevant Group Company undertakes or performs:

a.	any action in order to perform or meet any mandatory legal or contractual obligations existing or in effect as of the date of this Agreement, or originating from the period prior to the date of this Agreement;
b.	any act or conduct which the relevant Group Company is required to take, or omit to take in order to comply with:
(i)	any Law, or any change or foreseeable change in Law;
(ii)	a request of any Governmental Authority; or
(iii)	the obligations under this Agreement;
c.	any act or conduct explicitly consented to by the Purchaser under Clause 4.2 and permitted under this Agreement; and/or

d.	any action in respect of which the relevant Group Company could not reasonably have acted otherwise without material detriment to, or without foregoing a material benefit to, any part of its Business.
4.4.	Intragroup arrangements, mutual releases and discharge
4.4.1.	Except as explicitly set out in this Agreement, the Seller undertakes to the Purchaser and, by means of an irrevocable third party undertaking for no consideration (onherroepelijk derdenbeding om niet), each Group Company that (i) all existing arrangements (including any outstanding balances) between the Seller or any member of the Seller’s Group on the one hand and any Group Company on the other hand and, (ii) all assumptions, guarantees, indemnities, surety, letters of comfort, rights of recourse, security rights, attachments, Encumbrances or other assurances issued by, given by or binding on any Group Company on the one hand in relation to any obligations or liabilities of the Seller or any member of the Seller’s Group on the other hand, shall be terminated without cost or early termination fees for the Purchaser or any Group Company, effective per Completion, on or prior to Completion.
4.4.2.	Subject to and effective per Completion:
a.	each of the Seller for itself and on behalf of each other member of the Seller’s Group hereby absolutely, unconditionally and irrevocably covenant not to sue and fully, finally and forever completely releases and discharges the Purchaser and, by means of an irrevocable third party undertaking for no consideration (onherroepelijk derdenbeding om niet), each Group Company from any and all past, current and future claim, actions, obligations, liabilities, entitlements (legal and beneficial), demands and or causes of actions, of whatever kind or character, whether assertable directly or derivatively, whether now known or unknown which the Seller or any member of the Seller’s Group has or might claim to have, or that could be asserted by or on behalf of the Seller or any member of the Seller’s Group, against any Group Company or the Purchaser and will grant each Group Company and the Purchaser full and final release and discharge of and from any and all post, current and future claims, actions, obligations, liabilities, entitlements (legal and beneficial), demands and or causes of action, of whatever kind or character, whether now known or unknown other than pursuant to this Agreement; and
b.	the Purchaser for itself and on behalf of each other member of the Purchaser's Group (including the Group Companies) hereby absolutely, unconditionally and irrevocably covenant not to sue and fully, finally and forever completely releases and discharges the Seller and, by means of an irrevocable third party undertaking for no consideration (onherroepelijk derdenbeding om niet), each other member of the Seller's Group from any and all past, current and future claim, actions, obligations, liabilities, entitlements (legal and beneficial), demands and or causes of actions, of whatever kind or character, whether assertable directly or derivatively, whether now known or unknown which the Purchaser or any member of the Purchaser's Group has or might claim to have, or that could be asserted by or on behalf of the Purchaser or any member of the Purchaser's Group, against any member of the Seller's Group and will grant each member of the Seller's Group full and final release and discharge of and from any and all post, current and future claims, actions, obligations, liabilities, entitlements (legal and beneficial), demands and or causes of action, of whatever kind or character, whether now known or unknown other than pursuant to this Agreement.
4.4.3.	For purposes of this Clause 4.4 only, the term "Seller's Group" means the Seller and its Affiliates, including each of their employees, Representatives, agents or successors in title.
4.5.	On-going information to the Purchaser during the Interim Period

During the Interim Period and upon reasonable request of the Purchaser, the Seller shall, and will procure that each Group Company shall, (i) provide the Purchaser with specific and regular updates on the performance of the Business and answer any questions raised by the Purchaser in that respect, and (ii) as soon as possible notify the Purchaser if the Seller or any Group Company becomes aware of any fact, matter or circumstance which may have caused, or is likely to give cause to, a breach of the Clauses 4.1 or 4.2. For the avoidance of doubt, nothing in this Clause 4.5 should be interpreted as requiring the Seller or a Group Company to provide the Purchaser with any information that from a competition Law perspective would be deemed to be competitively sensitive in nature.

4.6.	Finalisation of ancillary documents and Schedules

Where any of the Schedules or ancillary document or agreement is not yet in agreed form at the date of this Agreement, the Seller and the Purchaser shall use their respective reasonable efforts and negotiate in good faith to finalise the same as soon as practicable after the date of this Agreement.

4.7.	Execution of Notary Letter

Ultimately on the last Business Day prior to the Completion Date the Parties and any other relevant party shall sign a customary notary letter to be prepared by the Notary and negotiated between the Parties in good faith as soon as reasonably possible following the date of this Agreement (the ''Notary Letter'').

5.	Conditions Precedent
5.1.	Conditions Precedent

The Seller and the Purchaser shall only be obliged to complete the Transaction and perform the actions set out in Clause 6.3 when the following conditions precedent have been fulfilled (or waived in accordance with Clause 5.3) by the Long Stop Date (and, where applicable, continues to be fulfilled) (the “Conditions Precedent"):

a.	Each of the Bread Consent and the Lenders' Consent being in full force and effect (the “Consents Condition”);
b.	No Encumbrance granted by any Group Company being enforced by any relevant beneficiary, other than an Encumbrance granted by any Group Company to the Purchaser or Purchaser’s Group (the “Non-Enforcement Condition”);
c.	The BL Bridge Loan Consent Effective Date has occurred (the “BL Bridge Loan Consent Condition”);
d.	The Seller’s Warranties are true and accurate (the “Seller’s Warranties Condition”);
e.	The Purchaser’s Warranties are true and accurate (the “Purchaser’s Warranties Condition”);
f.	All required notifications, filings and application with the Competition Authorities in connection with the Transaction ("Merger Clearance Filings") having been made, and each of the relevant Competition Authorities having either:
(i)	issued a written statement or decision confirming that execution and performance of this Agreement does not fall within the scope of authority of the relevant Competition Authority (A) without referring the Transaction or any part thereof to another competition authority, or (B) referring the Transaction or any part thereof to another competition authority in accordance with relevant Law and one of the requirements listed in items (i) through (iii) having been fulfilled in respect of such other competition authority;
(ii)	issued a written statement or decision unconditionally clearing the execution and performance of this Agreement; or
(iii)	not having issued a written statement or decision prior to expiry of the relevant waiting period or applicable time period under the relevant competition Laws thereby implying that unconditional clearance to the execution and performance of this Agreement has been given,

(the "Merger Clearance Condition"); and

g.	If and to the extent required to be made prior to consummation of the Transaction to comply with any mandatory Laws, any other regulatory notification, filing and application with any Governmental Authority in connection with the Transaction having been made (e.g. CFIUS), and each of the relevant Governmental Authorities having either:
(i)	issued a written statement or decision confirming that execution and performance of this Agreement does not fall within the scope of authority of the relevant Governmental Authority (A) without referring the Transaction or any part thereof to another Governmental Authority, or (B) referring the Transaction or any part thereof to another Governmental Authority in accordance with relevant Law and one of the requirements listed in items (i) through (iii) having been fulfilled in respect of such other Governmental Authority;
(ii)	issued a written statement or decision unconditionally approving, consenting to or otherwise clearing the execution and performance of this Agreement; or
(iii)	not having issued a written statement or decision prior to expiry of the relevant waiting period or applicable time period under the relevant Laws thereby implying that unconditional approval, consent or clearance (as the case may be) to the execution and performance of this Agreement has been given,

(the “Regulatory Condition”).

5.2.	Satisfaction of the Merger Clearance Condition and the Regulatory Condition
5.2.1.	All filings, requests and enquiries relating to the satisfaction of the Merger Clearance Condition set out in Clause 5.1.f shall be dealt with by the Purchaser also on behalf of, and in reasonable consultation with the Seller as provided for in this Clause 5.2.
5.2.2.	The Purchaser shall:
(i)	file the Merger Clearance Filings with the Competition Authorities as soon as reasonably possible after the date of this Agreement and to the extent relevant, in compliance with any filing deadlines included in the relevant competition Laws;
(ii)	promptly supply any additional information and documentation that may be requested by any Competition Authority;

(iii)	provide the Seller with drafts of the Merger Clearance Filings and all other material communications to, and from, the Competition Authorities and give the Seller two (2) Business Days to comment on them, and provide the Seller with final copies of all such communications, whereby: (i) the Seller shall make available to the Purchaser all information and documentation that the Purchaser may reasonably require to assess, make or supplement any Merger Clearance Filings with any Competition Authority in a correct and timely manner or answer any related questions by any Competition Authority within the applicable time limits, (ii) the Purchaser shall not submit any Merger Clearance Filings, or offers to, engage in material communications with, the Competition Authorities containing information pertaining to the Group or its shareholders without the Seller’s prior written consent, such consent not to be unreasonably withheld, delayed or made conditional, and (iii) business secrets and other confidential information may be redacted by the Parties in exchanging drafts and final copies of communications, provided that such information will then be provided to the outside lawyers of either Party on a counsel-to-counsel basis without redaction; and
(iv)	use its reasonable best efforts to procure that the Merger Clearance Condition is satisfied in the first phase of the procedures promulgated by the Competition Authorities, and in any case as soon as possible, provided that the Purchaser shall not be obliged to make any divestment or implement any requirements of any Competition Authority or perform any behavioural remedies in order to obtain clearance from any Competition Authority.
5.2.3.	The Purchaser shall bear all filing fees and costs incurred in relation the Merger Clearance Filings. The Purchaser shall also bear all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that filing should have taken place unless such not filing was attributable to the Seller not complying with its obligations under this Clause 5.2.
5.2.4.	Notwithstanding Clause 5.2.2(iv), the Parties will refrain from carrying out any action or omitting anything that could cause delay or jeopardize the satisfaction of the Merger Clearance Condition, except where such action or omission is required by Law or a binding decision by (i) a court to which no appeal is possible or (ii) any Governmental Authority to which no objection is allowed.
5.2.5.	The provisions of this Clause 5.2 shall apply, as much as possible, mutatis mutandis to any notifications, filings, submissions or communications to any Governmental Authority made in connection with the Regulatory Condition.

5.2.6.	For the avoidance of doubt, where no Party has, prior to Completion, identified any aforementioned notifications, filings, submissions or communications being required to be made prior to consummation of the Transaction (in each case a "Regulatory Filing Requirement"), the Regulatory Condition shall be deemed satisfied.
5.3.	Waiver of certain Conditions Precedent
5.3.1.	The Consents Condition, the Non-Enforcement Condition, the BL Bridge Loan Consent Condition and the Seller’s Warranties Condition may be fully or partly waived by the Purchaser in writing to the Seller.
5.3.2.	The Purchaser’s Warranties Condition may be fully or partly waived by the Seller in writing to the Purchaser.
5.4.	Long Stop Date
5.4.1.	If (i) the Merger Clearance Condition has not been satisfied on or before the date falling 4 (four) months after the date of this Agreement (the "Long Stop Date"), (ii) to the extent a Regulatory Filing Requirement has been identified by either Party prior to the Long Stop Date, the Regulatory Condition has not been satisfied on or before the Long Stop Date, or (iii) the Consents Condition, the Non-Enforcement Condition, the BL Bridge Loan Consent Condition, the Seller’s Warranties Condition or the Purchaser’s Warranties Condition is not satisfied or waived in accordance with Clause 5.3 at any time on or prior to the Completion Date, each Party may at its own discretion, without being or becoming liable to the other Party, through a written notification to the other Party:
a.	propose to postpone the Long Stop Date to another date (it being agreed that no Party shall be obliged to agree to such postponement); or
b.	terminate this Agreement with immediate effect, except for the Surviving Clauses which shall survive such termination indefinitely and without prejudice to all other rights or remedies available, including the right to claim damages;

it being understood however, that the right to terminate this Agreement under this Clause 5.4 shall not be available to a Party if such Party has breached its obligations under Clauses 5.2 or 5.4 or has materially breached any of its other obligations under this Agreement, and such breach has contributed materially to the non-satisfaction of the relevant Condition Precedent. For the avoidance of doubt, termination of the Agreement as provided for herein shall not relieve any Party for a breach of this Agreement prior to the applicable termination date.

5.4.2.	Each Party will notify the other Party in writing within three (3) Business Days once it becomes aware of (i) a Regulatory Filing Requirement existing, (ii) the satisfaction of the Merger Clearance Condition or the Regulatory Condition or (iii) any circumstance that will or is likely to result in a failure or delay to satisfy any Condition Precedent, accompanied by the relevant documentation.
6.	Completion
6.1.	Date and place

Subject to the Conditions Precedent continuing to be satisfied, Completion shall take place at the offices of the Notary on the fifth (5th) Business Days after the date on which the Merger Clearance Condition and the BL Bridge Loan Consent Condition, and if applicable the Regulatory Condition has been satisfied, or as otherwise agreed between Parties.

6.2.	Payment

The Purchaser shall procure that the Purchaser Price has been transferred to and received on the Notary's Account in accordance with the Notary Letter no later than at 04.00pm CET on the Completion Date.

6.3.	Completion actions
6.3.1.	After confirmation by the Notary that the Purchase Price has been received in the Notary’s Account, the following shall occur on the Completion Date, in the order stated in this Clause 6.3 and further, to the extent relevant, in accordance with the Notary Letter:
a.	the Seller shall provide the Notary with the Company's shareholders register which reflects the Seller as the owner of the Shares and the Shares are not Encumbered (other than such Encumbrances on the Shares released pursuant to the Lenders' Consent), in which the release of Encumbrances on the Shares pursuant to the Lenders' Consent and the transfer of the Shares shall be registered;
b.	the Seller shall provide written evidence of payment of the amounts due by the Loan Parties to the Agent and the Term B Group (as defined in the Lenders' Consent) pursuant to Section 3(b)(ii) of the Lenders' Consent (the "Lender Payment Amount"), provided that the Seller shall be deemed to have complied with its obligations under this sub-clause b, if and to the extent (A) the Agent either for itself or also on behalf of the Term B Group (as defined in the Lenders' Consent), and to the extent relevant, the Term B Group (as defined in the Lenders' Consent) is or are (as the case may be) a party to the Notary Letter, and (B) the Notary Letter provides for the Lender Payment

Amount to be paid out of the Purchase Price received in the Notary's Account in accordance with 6.2;
c.	the Seller shall deliver to the Purchaser, with a copy to the Notary, the written resignations of each of the persons set out in Schedule 6 (D&O Changes) stating that they resign from their respective board positions with the Group Companies as set out in that Schedule and that they waive any claims they have or may have against the Group Companies, effective upon the execution of the Deed of Transfer;
d.	the Seller shall procure the adoption of written resolutions to:
(i)	grant full discharge to and accept the resignation of all members of the management boards of the Group Companies referred to in Clause 6.3.1.b, effective as per the execution of the Deed of Transfer; and
(ii)	appoint the new members of the management boards of each of the Group Companies as set out in Schedule 6 (D&O Changes), effective upon the execution of the Deed of Transfer;
e.	the Seller shall deliver to the Purchaser a written statement, substantially in the form of Schedule 7 (Form of Seller’s and Seller’s Parent’s Closing Statement), in which (i) each of the Seller and the Seller's Parent affirms the terminations as referred to in Clause 4.4.1 and 4.4.2, and (ii) the Seller's Parent agrees as undertaking to procure compliance by itself and any member of the Seller's Group with the Seller's obligations set forth in Clauses 7.3 and 12;
f.	the Seller, the Purchaser and the Company shall each deliver to the Notary a duly executed power of attorney and, as and where required by the Notary, legalised and apostilled, authorising each other (deputy) civil law notary and employee associated with Houthoff Coöperatief U.A. to enter into and execute the Deed of Transfer on its behalf and know-your-customer information satisfactory to the Notary;
g.	the Seller, the Purchaser and the Company shall deliver to the Notary a written confirmation set out in the Notary Letter, instructing the Notary to transfer the Shares to the Purchaser;
h.	the Seller and the Purchaser shall cause the Shares to be transferred to the Purchaser by way of execution of the Deed of Transfer by the Notary; and
i.	the Seller and the Purchaser shall cause the Notary to hold the Purchase Price (minus the Lender Payment Amount if so agreed upon in the Notary Letter) for the benefit of the Seller, and to pay out all funds held in accordance with the Notary Letter.

6.3.2.	The effectiveness of each of the actions taken by or on behalf of the Purchaser pursuant to Clause 6.3.1 is conditional upon the occurrence of all actions required to be taken by the Seller and the Seller’s Parent pursuant to Clause 6.3.1 and vice versa.
6.4.	Breach of Completion obligations
6.4.1.	If any Party fails to comply with any of its obligations under Clause 6.3, the non-defaulting Party shall be entitled, in addition and without prejudice to all other rights and remedies available to it (including any right to claim payment of damages), through a written notification to the defaulting Party:
a.	to set a new time and date for Completion, which new Completion Date cannot be earlier than five (5) Business Days after the date originally scheduled for Completion, provided that Completion may not be deferred beyond the Long Stop Date without the consent of the other Party; or
b.	to require the defaulting Party to proceed with, and effect, Completion to the extent practicable (taking into consideration the defaults that have occurred) and set a new date for the finalization of Completion through the effecting of the remaining obligations and actions as set out in Clause 6.3 on such date, which cannot be earlier than five (5) Business Days after the original Completion Date, provided that Completion may not be deferred beyond the Long Stop Date without the consent of the other Party.
6.4.2.	In the event Completion is wholly or partially deferred to a new date pursuant to Clause 6.4.1.a or 6.4.1.b:
a.	the provisions of this Agreement shall apply as if that later date was originally set for Completion; and
b.	if on such new date, any Party fails to comply with any of its obligations under Clause 6.3, Clause 6.4.1 shall apply mutatis mutandis, provided that in addition to the rights conferred to the non-defaulting Party under Clause 6.4.1, the non-defaulting Party shall also be entitled to terminate this Agreement with immediate effect, except for the Surviving Clauses which shall survive such termination indefinitely.
7.	Post-Completion Covenants
7.1.	Further Assurances

On or after Completion, each Party shall, at its own expense, execute and perform (or procure to be executed and performed by any other relevant person) all such deeds, documents, acts and activities as may from time to time be required in order to vest all the Shares in the Purchaser or as otherwise may be necessary for the consummation of the Transaction.

7.2.	Retention of records

For a period of seven (7) years after the Completion Date, the Purchaser shall procure that each Group Company shall retain all books, records and other written information relating to such Group Company and, to the extent reasonably required by the Seller, the Purchaser shall allow the Seller access during normal office hours to these books, records and written information, including the right to make copies, at all times at the Seller’s own expense, except where such access might result in a breach by the Seller of any applicable Law, or would cause undue disruption to the business activities of the Group Companies or their management (but in such event as soon as reasonably possible thereafter).

7.3.	Cooperation

Following Completion, each Party shall (and shall cause their respective Affiliates to): (i) reasonably cooperate with any other Party in preparing any tax returns and regulatory or other filings which such other Party is responsible for preparing related to the Business or any Group Company; (ii) reasonably cooperate with any other Party in preparing for any audits of, or disputes with, any Governmental Authorities or other relevant third party regarding, any tax returns, filings, fines or claims relating to the Business or any Group Company; (iii) make available to any other Party and to any Governmental Authority as reasonably requested all information, records, and documents relating to any taxes, filings, fines or claims relating to the Business or any Group Company for which such other Party has or may have liability; (iv) provide timely notice to the other(s) in writing of any pending or threatened tax audits, tax assessments or claims for which the other(s) has, have or may have a liability; and (v) furnish the other(s) with copies of all correspondence received from any Governmental Authority or other relevant third party in connection with any tax audit or information request with respect to any such tax audit or assessment or any filings, fines or claims for which the other(s) has, have or may have liability. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit the Seller from ceasing its operations or winding up its affairs at any time after the Completion Date, it being acknowledged and agreed by the Purchaser that it is a possibility the Seller may wind up its affairs and liquidate and dissolve its existence as soon as reasonably practicable following the Completion Date.

8.	Due Diligence Review
8.1.	Due Diligence Review
8.1.1.	The Purchaser acknowledges and confirms that:
a.	it has performed a review of the Disclosed Information (the "Due Diligence Review"); and
b.	it has had opportunity to raise questions to the Seller in connection with the issues that it deemed relevant in order to take its decision to enter into this Agreement and carry out the Transaction which questions have been answered by the Seller.
8.1.2.	The Seller has no obligation to update any (part of the) Disclosed Information as of the date of this Agreement.
9.	Seller's Warranties
9.1.	Representations and warranties

Subject to Completion occurring, the Seller represents and warrants to the Purchaser that the Seller's Warranties set out in Schedule 8 (Seller's Warranties) are true and accurate on the date of this Agreement and will be true and accurate on the Completion Date.

9.2.	No other form of comfort
9.2.1.	The Purchaser agrees that, save to the extent explicitly covered by a Seller’s Warranty, no warranty, guarantee or any other form of comfort, whether express or implied, is given to the Purchaser concerning the Seller, the Shares, the Group Companies, the Business or any part of the Disclosed Information. The Purchaser agrees that no warranty, guarantee or any other form of comfort, whether express or implied, is given relating to any forward looking statements, forecasts, estimates, interpretations, analysis, projections, whether or not part of the Disclosed Information. The Purchaser acknowledges that none of the Seller’s Warranties shall survive Completion and all rights, claims and causes of action (whether in contract or in tort or otherwise or whether at law or in equity) with respect thereto shall terminate upon Completion.
9.2.2.	The Purchaser acknowledges that, except for the Seller's Warranties, the Shares, and hence the Group Companies and the Business, are sold to the Purchaser as is, where is (in de staat waarin het zich bevindt).
9.2.3.	The Purchaser hereby waives its rights, if any, to invoke section 7:17 Dutch Civil Code with respect to this Agreement.

10.	Purchaser's Warranties
10.1.	The Purchaser represents and warrants to the other Parties that the Purchaser’s Warranties set out in Schedule 9 (Purchaser's warranties) are, and will be, true and accurate on the date of this Agreement and on the Completion Date. In the event the Purchaser invokes its nomination rights pursuant to Clause 2.4, the Purchaser's Warranties shall be deemed given by the Purchaser with respect to the Purchaser and the Purchaser's Nominee (whereby any reference to the Purchaser in the Purchaser's Warranties shall be deemed a reference to the Purchaser and the Purchaser's Nominee).
10.2.	The Seller acknowledges that none of the Purchaser’s Warranties shall survive Completion and all rights, claims and causes of action (whether in contract or in tort or otherwise or whether at law or in equity) with respect thereto shall terminate upon Completion.
11.	Authorisation

Each of the Seller on behalf of itself and each member of the Seller’s Group, and the Purchaser hereby represent and warrant that it has the power and authority to execute, deliver and perform this Agreement, and that this Agreement has been duly authorised by all necessary corporate action on the part of (i) the Seller on behalf of itself and each member of the Seller’s Group, and (ii) the Purchaser, on behalf of itself and each member of the Purchaser's Group (including the Group Companies), respectively, and that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or Law or of its charter or bylaws or any Agreement, instrument or order binding on such party.

12.	Confidentiality
12.1.	No Party shall disclose or use any information regarding or in relation to the Agreement, the Transaction or the business of any other Party or any of its Affiliates, except:
a.	to the extent required by applicable Law or stock exchange regulations or any Governmental Authority and, to the extent reasonably possible, after consultation with the other Party about the timing and content of such disclosure;
b.	to professional advisors or auditors bound by a duty of confidentiality, to the extent necessary for any lawful purpose;

c.	to the extent that the information is public knowledge without a breach of this Agreement and/or any applicable confidentiality agreement;
d.	as required to conduct the defence of a claim of a third party or to initiate or conduct any dispute on the basis of, and in accordance with, this Agreement;
e.	to any of its Affiliates; or
f.	for public announcements agreed between the Parties and made or sent by a Party to advise the press, employees, customers, suppliers or agents of the Group Companies of the acquisition of the Shares and the Business.
12.2.	Parties agree and acknowledge that, substantially simultaneously with this Agreement (i) the Seller's Parent will file a Form-8k current report with the Securities and Exchange Commission, and (ii) the Purchaser and the Group will jointly issue a press release, each in a form to be finalized in the Interim Period based on the preliminary drafts attached hereto as Schedule 10 (Public Announcement).
13.	Miscellaneous
13.1.	Notices
13.1.1.	Notwithstanding the right of each of the Parties to give notice in any other valid manner, notices shall be deemed to have been validly given if they have been sent, either by prepaid registered mail or by courier (with proof of delivery), to the following addresses (unless and until a Party notifies the other Party in accordance with this Clause 13.1 of another address):
13.1.2.	If to the Seller:
LVI Lux Financing S.à r.l.
Attn: [****]
11-13 boulevard de la Foire
L-1528 Luxembourg
Luxembourg
Email: [****] with copy to: [****];[****];[****];[****];[****]

13.1.3.	If to the Purchaser:
Opportunity Partners
Attn: [****] and [****]
Deutersestraat 37
5266 AW Cromvoirt
The Netherlands
Email: [****] and [****] with copy to: [****];[****];[****];[****]
13.2.	Assignment

Except as set forth in Clause 2.4, without the prior written consent of the other Party, no rights under or in connection with this Agreement can be assigned or encumbered (goederenrechtelijk onoverdraagbaar en niet te bezwaren) in accordance with Section 3:83(2) of the Dutch Civil Code, nor can any rights or obligations under this Agreement in any way be transferred.

13.3.	Entire agreement

This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

13.4.	Exclusion Dutch Civil Code provisions

The Parties hereby agree to exclude the applicability of Title 1 of Book 7 and article 89 of Book 6 of the Dutch Civil Code to the extent legally possible.

13.5.	Conflicting provisions

In the event of a conflict between any of the provisions of this Agreement on the one hand and any of the other ancillary agreements, the provisions of this Agreement shall prevail unless required by mandatory Law or explicitly agreed otherwise in this Agreement.

13.6.	Amendment

Any amendment or variation of this Agreement is not valid unless it is agreed between all Parties in writing. Each Party waives its right to seek amendment of this Agreement in court or in any other manner.

13.7.	Notary

The Purchaser acknowledges that the Notary is associated with Seller's legal counsel. The Purchaser is aware of the Dutch guidelines on associations between civil law notaries (notarissen) and lawyers (advocaten) established by the Board of the Royal Notarial Society (Koninklijke Notariële Beroepsorganisatie). The Purchaser explicitly agrees that the Seller may be presented by Houthoff Coöperatief U.A. in any matter relating to this Agreement and any disputes in connection therewith.

13.8.	Partial invalidity

If any provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound by all other provisions hereof. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of such provision and this Agreement.

13.9.	Waiver

No Party shall be deemed to have waived any of its rights under this Agreement unless such waiver has been made explicitly and in writing. Any waiver of any rights relating to a violation of the obligations contained in this Agreement shall not constitute a waiver of such rights relating to future violations contained in this Agreement.

13.10.	No rescission / nullification

Except as explicitly provided for in this Agreement, each Party hereby explicitly and irrevocably waives the right:

a.	to rescind (ontbinden), nullify (vernietigen) or otherwise terminate or amend this Agreement in whole or in part by way of an out-of-court declaration (buitengerechtelijke verklaring) or in any other manner; or
b.	to seek the rescission (ontbinding) or nullification (vernietiging) or amendment in whole or in part of this Agreement in court.
13.11.	Effects of termination

If this Agreement is terminated in accordance with its terms:

a.	all documents and records that relate to a Seller or the Group Companies and that were furnished to the Purchaser or its advisors in anticipation of Completion shall be returned to the relevant Seller or the Group Companies, as the case may be, and the Purchaser shall not retain any copies of such documents and records; and
b.	the Surviving Clauses shall survive such termination.
13.12.	Gross up

Any sum payable under this Agreement shall be paid free and clear of all Tax Deductions and any other deductions and withholdings for whatever reason, except as required by Law. If any such sum is subject to a Tax deduction or withholding for whatever reason required by Law, such payment shall be increased to ensure that after the relevant deduction or withholding the relevant recipient receives a net amount equal to the amount it would have been entitled to if the sum payable under this Agreement would not have been subject to such deduction or withholding.

13.13.	Costs
13.13.1.	Unless this Agreement provides otherwise, all costs which a Party has incurred or will incur in preparing, concluding or performing this Agreement or in connection with the Transaction are for its own account.
13.13.2.	The Purchaser shall bear all notarial fees in relation to the Transaction and any and all required transfer taxes, consent fees, transfer fees, change of control fees and third party filing fees in connection with the Transaction, the Bridge Loan and the Bridge Loan Pledge, other than consent fees, change of control fees and break fees payable to (i) the Agent, the Lenders or any party acting on any of their behalf pursuant to the Credit Agreement, or (ii) any other person that is not a supplier, customer, licensor, lessor or other business partner in relation to the Business.
13.14.	No third party beneficiaries

This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to or implicitly confers upon any other person any right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated in this Agreement (including the irrevocable third party undertakings for no consideration (onherroepelijk derdenbeding om niet) set forth in Clause 4.4 and Schedule 7 (Form of Seller’s and Seller’s Parent’s Closing Statement)). In the event that any third party stipulation contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

13.15.	Counterparts

This Agreement may be entered into by a Party by way of executing a separate counterpart, but it shall not be effective until each Party has executed at least one counterpart. Each counterpart, when executed, shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

14.	Governing Law and Dispute Settlement
14.1.	Governing Law

This Agreement (including Clause 14.2) shall be governed by and construed in accordance with the Laws of the Netherlands, explicitly excluding the conflict of laws provisions.

14.2.	Dispute Settlement

All disputes arising out of or in connection with this Agreement, if no amicable settlement can be reached between the Parties, will be exclusively submitted to the competent court of Amsterdam, the Netherlands.

- Signature page SPA [****] to follow -

- Signature page SPA [****] -

AGREED UPON ON THE DATE AT THE BEGINNING OF THIS AGREEMENT AND SIGNED IN COUNTERPARTS BY:

[****]	[****]
/s/ Jeffrey L. Fair	/s/ Stephane Hepineuze
LVI Lux Financing S.à r.l.	LVI Lux Financing S.à r.l.
By: Jeffrey L. Fair	By: Stephane Hepineuze
Position: Class A Manager	Position: Class B Manager
/s/ Martijn ten Berge
Opportunity Partners B.V.
By: Martijn ten Berge
Position: Director

Schedule 1Definitions and interpretation
1.Definitions
1.1.	In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the following meanings:

Affiliates

an "Affiliate" of any person means any other person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; and for these purposes "controlling person" means any person who controls any other person; "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person whether through the ownership of securities, by contract or agency or otherwise; and for these purposes the term "person" is deemed to include a company and a partnership; for the avoidance of doubt, "Affiliate" includes shareholders holding an interest of at least fifty percent (50%), subsidiaries (dochtermaatschappijen) and group companies (groepsmaatschappijen) within the meaning of Sections 2:24a and 2:24b respectively of the Dutch Civil Code;

Agent	means the administrative agent under the Credit Agreement;
Agreement	this sale and purchase agreement;
BL Bridge Loan Consent Condition	has the meaning given in Clause 5.1.c;
BL Bridge Loan Consent Effective Date	has the meaning given in the Lenders’ Consent;
Bridge Loan	has the meaning given in Recital D;
Bridge Loan Agreement	has the meaning given in Recital G;

Bridge Loan Pledge	has the meaning given in Recital G;
Business	has the meaning given in Recital C;
Business Day	any day (other than a Saturday or a Sunday) on which banks are open for normal banking business in New York (U.S.), Luxembourg, the Netherlands;
Chamber of Commerce	the Dutch Chamber of Commerce (Kamer van Koophandel);
Company	has the meaning given in Recital A;
Competition Authorities

means the German competition authorities as well as (i) any competition authorities to which the Transaction or any part thereof is referred in accordance with Clause 5.1.f(i) or (ii) the competition authorities in any other jurisdictions in which the Parties agree in writing that a filing is required;

Completion	has the meaning given in Clause 2.2;
Completion Date	has the meaning given in Clause 2.2;
Conditions Precedent	has the meaning given in Clause 5.1;
Consents Condition	has the meaning given in Clause 5.15.1.a;
Credit Agreement	means the credit agreement dated as of 3 November 2021, among inter alios Bank of America, N.A., as Agent, on behalf of the Lenders, the Seller and certain Group Companies identified therein;
Data Room

means the virtual data room prepared by the Seller and hosted with Intralinks an index of which is attached hereto as Schedule 11 (Data Room) and in relation to which all Parties acknowledge receipt of the USB data driver or down load link made available to them by the data room provider prior to or on the date hereof;

Deed of Transfer	has the meaning given in Clause 2.2;
Disclosed Information	means the information that has been made available to the Purchaser in the Data Room;

Due Diligence Review	has the meaning given in Clause 8.1.1.a;
Effective Time	has the meaning given in Clause 2.3;
Encumbrances

any mortgage, pledge, charge, option, claim, right to acquire, conversion right, third party right, attachment (beslag), title retention or conditional sale arrangement outside the Ordinary Course of Business or an agreement, arrangement or obligation to create any of the foregoing;

Governmental Authority

means any international, supranational, European Union, national, provincial or local governmental body, regulatory body or authority exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction in respect of the relevant matter;

Group Companies and Group	has the meaning given in Recital B;
Interim Period	has the meaning given in Clause 4.1;
Law	any international, European Union, national, state, provincial or local law, regulation, order, rule, statute, administrative order or treaty, or any other legal requirement;
Lenders	means the lenders under the Credit Agreement;
Lenders’ Consent

means that certain consent entered into by and among the Seller’s Parent, Brand Loyalty Group B.V., Brand Loyalty Holding B.V, Brand Loyalty International B.V., the Lenders and the Agent dated on the date hereof;

Lender Payment Amount	has the meaning given in Clause 6.3.1.b;
Long Stop Date	has the meaning given in Clause 5.4.1;
Loss	damages (vermogensschade) as meant in article 6:96 et seq. of the Dutch Civil Code suffered by the Purchaser or any of the Group Companies or the Seller's Group, as applicable;
Material Contract	means any agreement or arrangement to which any of the Group Companies is a party and which are material to the Business taken as a whole;

Merger Clearance Condition	has the meaning given in Clause 5.1.f;
Merger Clearance Filings	has the meaning given in Clause 5.1.f;
Non-Enforcement Condition	has the meaning given in Clause 5.1.b;
Notary	any civil law notary (notaris) of Houthoff Coöperatief U.A. or such civil law notary’s substitute;
Notary Letter	has the meaning given in Clause 4.6;
Notary’s Account	the third party bank account of the Notary as specified in the Notary Letter;
Ordinary Course of Business	means ordinary course of business consistent with past practices of the Group Companies up to the date of this Agreement, taking into consideration the distressed state of affairs of the Business;
Parties or Party	has the meaning given to it in the preamble of this Agreement;
Purchase Price	has the meaning given in Clause 3.1.1;
Purchaser	has the meaning given in the preamble of this Agreement;
Purchaser's Nominee	has the meaning given in Clause 2.4;
Purchaser's Warranties	the warranties as set out in Schedule 9 (Purchaser's warranties)
Purchaser’s Warranties Condition	has the meaning given in Clause 5.1.e;
Regulatory Condition	has the meaning given in Clause 5.1.g;
Representative	in relation to a person, its directors, employees, legal advisor, financial advisor, accountant or other advisor or agent;
Seller	has the meaning given in the preamble of this Agreement;

Seller's Group	means the Seller and its Affiliates (excluding, as from Completion, each Group Company), including each of their employees, Representatives, agents or successors in title;
Seller’s Parent

means LOYALTY VENTURES INC., a corporation incorporated under the laws of Delaware, the United States of America, having its place of business at 8235 Douglas Avenue, Suite 1200, Dallas Texas, the United States of America;

Seller’s Warranties	the warranties as set out in Schedule 8 (Seller's Warranties), and each of them a "Seller’s Warranty";
Seller’s Warranties Condition	has the meaning given in Clause 5.1.d;
Shares	has the meaning given in Recital A;
Subsidiaries	has the meaning given in Recital B;
Subsidiary Shares	has the meaning given in paragraph 2.2 of Schedule 8 (Seller's Warranties);
Surviving Clauses	the following Clauses: 1 (Definitions and Interpretation), 12 (Confidentiality), 13 (Miscellaneous) and 14 (Governing Law and Dispute Settlement); and
Transaction	has the meaning given in Recital F.

2.	Interpretation

In this Agreement, unless specified otherwise:

a.	"Clause", "Recital", "Paragraph", "Schedule" or "Annex" means a clause (including all subclauses), a recital, a paragraph, a schedule or an annex in or to this Agreement;
b.	the Recitals, Schedules, Annexes and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and a reference to this Agreement includes the Recitals, Schedules, Annexes to Schedules and any other attachments to this Agreement;
c.	the headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or of any provisions thereof;

d.	legal terms refer to Dutch legal concepts only, references to legal terms or concepts apply even where the concept referred to by such term does not exist outside the Netherlands and, if necessary, shall include a reference to the term in that jurisdiction outside the Netherlands that most approximates the Dutch term;
e.	the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";
f.	a reference to a person includes any individual, corporation, entity, limited liability partnership, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organisation or government, whether or not having separate legal personality, and wherever incorporated or registered;
g.	references to books, records or other information shall include books, records or other information stored in any form, including electronic data carriers and any other form of data carrier;
h.	the singular includes the plural and vice versa, and each gender includes any other gender; and
i.	the words "as of" shall be deemed to include the date or moment in time specified thereafter.
3.Drafting

The provisions of this Agreement shall not be interpreted adversely against a Party for the reason that such Party or any of its advisors was or were, or is or are deemed to have been, responsible for the drafting of that provision.

Schedule 2Corporate structure
	Name	Shareholder	% of shares	Trade register no.
1.	Company	Seller	100%	59143215 (Chamber of Commerce)
2.	Brand Loyalty Group B.V.	Company	100%	17217895 (Chamber of Commerce)
3.	Brand Loyalty Development B.V.	Brand Loyalty Group B.V.	100%	71614664 (Chamber of Commerce)
4.	Brand Loyalty Holding B.V.	Brand Loyalty Group B.V.	100%	17165602 (Chamber of Commerce)
5.	Brand Loyalty International B.V.	Brand Loyalty Holding B.V.	100%	17116091 (Chamber of Commerce)
6.	Club Leaf B.V.	Brand Loyalty International B.V.	75%	80523196 (Chamber of Commerce)
7.	IceMobile Agency B.V.	Brand Loyalty International B.V.	100%	34359257 (Chamber of Commerce)
8.	Brand Loyalty Americas B.V.	Brand Loyalty International B.V.	100%	817679224 (Chamber of Commerce)
9.	Brand Loyalty Europe B.V.	Brand Loyalty International B.V.	100%	811756531 (Chamber of Commerce)
10.	Brand Loyalty Worldwide GmbH	Brand Loyalty International B.V..	100%	CHE-111.720.398 (Commercial register of Canton Zug)
11.	Brand Loyalty Asia B.V.	Brand Loyalty International B.V.	100%	17179066 (Chamber of Commerce)
12.	Brand Loyalty UK Ltd	Brand Loyalty International B.V.	100%	3651781 (Companies House)
13.	Brand Loyalty Special Promotions B.V.	Brand Loyalty International B.V	100%	17192153 (Chamber of Commerce)
14	Brand Loyalty Sourcing B.V.	Brand Loyalty International B.V	100%	17187852 (Chamber of Commerce)
15.	Edison International Concept & Agencies B.V.	Brand Loyalty International B.V	100%	31045713 (Chamber of Commerce)
16.	Max Holding B.V.	Brand Loyalty International B.V	100%	34217402 (Chamber of Commerce)
17.	Brand Loyalty	Brand Loyalty Americas	100%	60157208 (Chamber of

	Name	Shareholder	% of shares	Trade register no.
	Canada Holding B.V.	B.V.		Commerce
18.	Brand Loyalty Canada Corp.	Brand Loyalty Canada Holding B.V.	100%	TN18174532 (Alberta Registries) FM06322204 (British Columbia Business Registry) 240368050 (Ontario Ministry of Government Services)
19.	Brand Loyalty USA Inc.	Brand Loyalty USA Holding B.V.	100%	EIN 26-0150445
20.	Brand Loyalty Brasil Marketing de Promoções LTDA	Brand Loyalty Americas B.V. (99,9%) and Brand Loyalty International B.V. (0,1%)	100%	17.768.530/0001-87 (CNPJ)
21.	Brand Loyalty USA Holding B.V.	Brand Loyalty Americas B.V.	100%	17205221 (Chamber of Commerce)
22.	Brand Loyalty Russia B.V.	Brand Loyalty Europe B.V.	100%	17183055 (Chamber of Commerce)
23.	Brand Loyalty B.V.	Brand Loyalty Europe B.V.	100%	16079322 (Chamber of Commerce)
24.	Brand Loyalty Switzerland GmbH	Brand Loyalty Europe B.V.	100%	CHE-111.471.031 (Commercial register of Canton Zug)
25.	Brand Loyalty Italia SpA	Brand Loyalty Europe B.V.	100%	MI – 1527442 Numero REA)
26.	Brand Loyalty France Sarl	Brand Loyalty Europe B.V.	100%	751 516 873 (R.C.S. Creteil)
27.	Brand Loyal Japan KK	Brand Loyalty Asia B.V.	100%	0100-01-087445 (Corporation number)
28.	Brand Loyalty Limited	Brand Loyalty Asia B.V.	100%	494627 (CR Number)
29.	Brand Loyalty Trading (Shanghai) Co. Ltd	Brand Loyalty Asia B.V.	100%	91310000555948495D (Unified Social Credit Codide Import and Export Enterprise Code)
30.	Brand Loyalty Pty. Ltd.	Brand Loyalty Asia B.V.	100%	ACN 107 460 104 (ASIC)

	Name	Shareholder	% of shares	Trade register no.
31.	Brand Loyalty Korea Co. Ltd.	Brand Loyalty Asia B.V.	100%	105-87-16434 (Business Registration Number)
32.	Brand Loyalty Sourcing Americas Holding B.V.	Brand Loyalty Sourcing B.V.	100%	65988493 (Chamber of Commerce)
33.	Brand Loyalty Sourcing Asia Ltd	Brand Loyalty Sourcing B.V.	100%	1149561 (CR Number)
34.	World Licenses B.V.	Brand Loyalty Sourcing B.V.	100%	63168952 (Chamber of Commerce)
35.	Brand Loyalty Germany GmbH	Brand Loyalty Europe B.V.	100%	HRB 34985
36.	Brand Loyalty OOO	Brand Loyalty Russia B.V. (99.9%) and Brand Loyalty Europe B.V. (0.1%)	100%	OGRN 1147746785977 (Unified State Register of Legal Entities)
37.	Brand Loyalty Sourcing USA Inc.	Brand Loyalty Sourcing Americas Holding B.V.	100%	EIN 81-2758416

Schedule 3Term Sheet

[Omitted]

Schedule 4Bread and Lenders' Consents

[Omitted]

Schedule 5Bridge Loan Documents

[Omitted]

Schedule 6D&O Changes

[Omitted]

Schedule 7Form of Seller’s and Seller’s Parent’s Closing Statement

[Omitted]

Schedule 8Seller's Warranties

[Omitted]

Schedule 9Purchaser's warranties

[Omitted]

Schedule 10Public Announcements

[Omitted]

Schedule 11Data Room

[Omitted]